Exhibit 99.1
                      QUIZNO'S(R) Reports Year-End Results

     DENVER, Colo. - December 17, 1999 - The Quizno's Corporation (Nasdaq:
QUIZ) today reported a net loss applicable to shareholders of $1.5 million, or $.55 per diluted share, in the nine-month period ended September 30, 1999. The shortened fiscal year reflects a change in the Company's year-end from December 31st to September 30th, which was previously announced by the Company. The loss was attributed to a one-time charge to earnings of $2.8 million net of taxes taken as a cumulative effect of a change in an accounting principle. The principle change was mandated by the Securities and Exchange Commission in the last two weeks.

     QUIZNO'S posted a net income of $1.3 million, or $.35 per share diluted, before the cumulative effect of the change in accounting principle, compared to a profit of $502,891, or $.15 per diluted share in the same period in 1998.

     "QUIZNO'S growth in revenue, franchises sold, units open and its cash flow remain excellent," said Rick Schaden, QUIZNO'S President and CEO. "The loss reflects a requirement to defer area director fees, which we had previously been permitted to take to income at the time of the sale."

     Total revenue for the 1999 period was $20.7 million, an increase of 47% over the $14.2 million in the same period in 1998. Continuing fees more than doubled from $4.1 million to $8.7 million, and revenue from Company stores increased to $6.4 million from $5 million in the same period from 1998 to 1999.

     System wide sales grew to $121 million in the 9-month 1999 period from $71.4 million in that period of 1998. Same store sales were up 7.1 percent for the nine-month period over the same period the year before.

     A total of 395 new franchises were sold in the U.S. and 39 internationally in the period ended September 30, 1999. In addition, Master Franchises for Australia and Central America were awarded.

     QUIZNO'S, which franchises and owns and operates QUIZNO'S Classic Subs restaurants, opened 197 new restaurants in the nine-month period, including 37 in Canada and one in Japan.

     The SEC change in the accounting principle affects the financial reporting of all franchisors that have area director programs similar to the Company's. Application of the new accounting principle resulted in QUIZNO'S taking the one-time charge and an additional deferral of $4.7 million in net area director fees, along with a deferred tax asset of $1.9 million. The deferred fees will be amortized back into income beginning in the year 1999 and every year thereafter based on the remaining years in individual area director contracts.

     Certain information in this release are forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties that might adversely affect the Company's operating results in the future in a material way or that could cause actual results to differ materially from those set forth in the forward looking statement. Such risks and uncertainties include, without limitation, the effect of national and regional economic and market conditions in the United States and in other countries in which franchises are sold, costs of labor and employee benefits, costs of marketing and of food and non-food items used in the operation of the restaurants, intensity of competition for locations and franchisees, as well as customers, perception of food safety, legal claims, and the availability of financing for the Company and its franchisees. Many of these risks are beyond the control of the Company. Such risks are detailed from time to time in the Company's reports filed with the SEC, including the report on Form 10-KSB for the year ended December 31, 1998.



FOR INFORMATION CONTACT:

Sue Hoover or Patrick Meyers
The Quizno's Corporation
720-350-3300